Exhibit 5.1

February 27, 2014

Old Second Bancorp, Inc.

37 South River Street

Aurora, Illinois 60506

Ladies and Gentleman:

We have acted as special counsel to Old Second Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the registration of up to $70,000,000 of shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), as described in the Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission (the “SEC”) on January 17, 2014 (together with all amendments thereto, the “Registration Statement”).  Capitalized terms used, but not defined, herein shall have the meanings given such terms in the Registration Statement.  We understand that the Common Stock are to be sold to certain underwriters as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form of which is filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”). In conjunction with the foregoing, you have requested our opinion concerning certain matters.

For the purposes of providing the opinion contained herein, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents

Based upon the foregoing, but assuming no responsibility for the accuracy or the completeness of the data supplied by the Company and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that the Common Stock to be issued and sold by the Company have been duly authorized and, when such Common Stock are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein.  We assume no obligation to advise you of any change in the foregoing subsequent to the date of this opinion (even though the change may affect the legal conclusion stated in this opinion letter). We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included

200 West Madison Street, Suite 3900  I  Chicago, Illinois 60606  I  T. 312.984.3100  I  F. 312.984.3150  I  bfkn.com in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/	Barack Ferrazzano Kirschbaum & Nagelberg LLP

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP